EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 22, 2017, with respect to the consolidated financial statements in the Annual Report of Energy Focus, Inc. on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ Plante & Moran, PLLC
Cleveland, Ohio
August 8, 2017